Discovery Communications Receives U.S. Department of Justice Clearance to Acquire Scripps Networks Interactive

SILVER SPRING, Md., Feb. 27, 2018 -- Discovery Communications, Inc. (Nasdaq: DISCA, DISCB, DISCK) ("Discovery") announced today that the Department of Justice has closed its investigation into Discovery’s proposed acquisition of Scripps Networks Interactive.

“We are pleased to have passed this significant regulatory milestone on our path to acquire Scripps Networks Interactive,” said David Zaslav, President and Chief Executive Officer, Discovery. “The conclusion of the Department of Justice’s investigation is an integral step toward closing our transaction. We look forward to combining these two great companies to the benefit of our enthusiast audiences around the world.”

Discovery announced in July 2017 that it had reached a definitive agreement to acquire Scripps Networks in a cash-and-stock transaction. The combination of the companies is expected to extend Scripps Networks' content to international audiences, increase opportunities for advertisers and digital distribution partners, and unlock significant cost synergies.

The closing of the proposed transaction remains subject to completion of review in Ireland and other customary closing conditions. The transaction is expected to close by the end of the first quarter 2018.

Until legal close, the companies will continue to operate as separate and independent entities.

About Discovery Communications:
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) satisfies curiosity and captivates superfans around the globe with a portfolio of premium nonfiction, lifestyle, sports and kids content brands including Discovery Channel, TLC, Investigation Discovery, Animal Planet, Science and Turbo/Velocity, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports and Home of the Olympic Games across Europe. Available in more than 220 countries and territories, Discovery's programming reaches 3 billion cumulative viewers, who together consume 54 billion hours of Discovery content each year. Discovery's offering extends beyond traditional TV to all screens, including TV Everywhere products such as the GO portfolio and Discovery Kids Play; over-the-top streaming services such as Eurosport Player; digital-first and social video from Group Nine Media; and virtual reality storytelling through Discovery VR. For more information, please visit www.discoverycommunications.com.

CONTACTS:
Media
Catherine Frymark
Catherine_Frymark@discovery.com
+1-240-662-2934

Investor Relations
Andrew Slabin
Andrew_Slabin@discovery.com
+1-212-548-5544

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